Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                    (305) 500-4053

Ryder Reports Fourth Quarter and Full-Year 2016 Results, and Provides 2017 Forecast

•
Q4 GAAP EPS from Continuing Operations Down 35% to $0.92, Primarily Driven by Lower Used Vehicle Sales Results, Including $0.35 for Valuation Adjustments and Accelerated Depreciation to Reflect Lower Used Vehicle Pricing Anticipated Through Mid-2018

•	Q4 Comparable EPS (non-GAAP) from Continuing Operations Down 36% to $1.07 Impacted by Items Above

•	Record Q4 Total Revenue Grows 3% to $1.7 Billion; Record Q4 Operating Revenue (non-GAAP) of $1.5 Billion Up 2%

•	Full-Year GAAP EPS from Continuing Operations Down 14% to $4.94

•	Full-Year Comparable EPS (non-GAAP) from Continuing Operations Down 12% to $5.42

•	Record Full-Year Total Revenue Increases 3% to $6.8 Billion; Record Full-Year Operating Revenue (non-GAAP) of $5.8 Billion Up 4%

•	2017 GAAP EPS Forecast of $4.78 to $5.08 vs. $4.94 for 2016

•	2017 Comparable EPS (non-GAAP) Forecast of $5.10 to $5.40 vs. $5.42 for 2016

MIAMI, February 2, 2017 – Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today reported fourth quarter and full-year earnings and revenue. Results for the three months ended December 31 were as follows:

(dollars in millions, except EPS)	Earnings Before Taxes			Earnings			Diluted EPS
	2016	2015	Change	2016	2015	Change	2016	2015	Change
GAAP	$69.2	111.7	(38)%	$49.3	75.9	(35)%	$0.92	1.42	(35)%
Non-operating pension costs	8.0	4.8		4.7	2.8		0.09	0.05
Restructuring and other items	5.1	14.2		3.5	10.1		0.06	0.19
Comparable (non-GAAP)	$82.3	130.8	(37)%	$57.5	88.8	(35)%	$1.07	1.66	(36)%

The Company reported record fourth quarter total revenue and operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation). Total revenue increased due to higher operating revenue as well as increased purchased transportation passed through to customers, partially offset by negative impacts from foreign exchange. Operating revenue increased due to higher contractual revenue in all three business segments, partially offset by lower transactional rental revenue and negative impacts from foreign exchange. Total and operating revenue for the three months ended December 31 were as follows:

Exhibit 99.1

(in millions)	Total Revenue				Operating Revenue (non-GAAP)
	2016	2015	% Change	% Change excl. FX (non-GAAP)	2016	2015	% Change	% Change excl. FX
Total	$1,729	1,673	3%	5%	$1,467	1,442	2%	3%
FMS	$1,152	1,152	—%	2%	$992	999	(1)%	1%
DTS	$257	232	11%	11%	$193	188	3%	3%
SCS	$430	392	10%	12%	$353	322	9%	11%
Commenting on the Company’s results, Ryder Chairman and CEO Robert Sanchez said, “In the fourth quarter, the used vehicle environment proved even more challenging than expected, and we now anticipate these conditions to continue over the next 18 months. As we indicated was a possibility, we increased wholesaling activity during the quarter to reduce our inventory. Additionally, we adjusted used vehicle inventory valuations based on fourth quarter pricing and further declines anticipated in 2017. We also accelerated depreciation to reflect lower pricing on vehicles in operation we expect to make available for sale through June 2018. These valuation and depreciation actions totaled $0.35 in the quarter and better position these vehicles for sale. Commercial rental results were in line with expectations and improved from the first half of the year. This improvement was due to the actions we took earlier in 2016 to quickly align the fleet with reduced market demand. Despite difficult conditions in our transactional businesses, Ryder continued to make progress on our long-term strategy to profitably grow our contractual businesses. Full service lease delivered improved earnings with revenue growth of 5%, and both our dedicated transportation and supply chain businesses showed solid growth in revenue and pre-tax earnings.

"For the full year, GAAP EPS are down 14%, reflecting headwinds in our used vehicle sales and rental businesses that reduced EPS by 33%, or nearly $2.00 per share. Growth in our contractual businesses and cost-savings initiatives offset more than half of this decline. Despite a more challenging truck and freight environment, Ryder's contractual product offerings showed solid revenue increases and continued to benefit from both secular outsourcing trends and our growth initiatives. An increasing percentage of new business is coming from companies that are new to outsourcing, accounting for more than 40% of new lease business and over 50% of new dedicated transportation business. We delivered our fifth consecutive year of lease fleet growth, despite a more difficult business environment, by adding 4,100 more vehicles in 2016, which represents the second highest organic growth in more than a decade. This helped us achieve record highs for the Company in both total revenue and operating revenue for the full-year 2016. We also continued to innovate in order to drive additional long-term growth. We introduced new, more flexible products and configurations, including ChoiceLease and SelectCare, which make it easier for do-it-yourselfers to start doing business with Ryder.

Exhibit 99.1

"Finally, our financial position remains solid. We delivered $1.6 billion of operating cash flow and free cash flow of approximately $200 million, enabling us to resume anti-dilutive share repurchases early in the year while continuing to grow our dividend.”
Fourth Quarter Business Segment Operating Results

Fleet Management Solutions
In the Fleet Management Solutions (FMS) business segment, total revenue in the fourth quarter of 2016 was $1.15 billion, consistent with the same period of 2015 (and up 2% excluding foreign exchange), as increased purchased fuel passed through to customers was offset by lower operating revenue. Operating revenue (a non-GAAP measure excluding fuel) was $992 million, down 1% (or up 1% excluding foreign exchange), as lower transactional rental revenue was partially offset by higher contractual revenue. Full service lease revenue increased 5% (or 6% excluding foreign exchange), reflecting a larger average fleet size and higher prices on replacement vehicles. The number of full service lease vehicles (excluding U.K. trailers) increased by 5,300 partly due to a higher number of vehicles being prepared for sale. Adjusting for these units, the lease fleet grew by 4,100 units over the same period, and grew by 400 vehicles sequentially from the third quarter of 2016. Commercial rental revenue decreased 14% due to lower demand. Fuel services revenue increased 5%, reflecting higher fuel prices passed through to customers.

FMS earnings before tax were $64.4 million in the fourth quarter of 2016, down 48% compared with $123.5 million in the same period of 2015. Decreased earnings primarily reflect lower used vehicle sales results ($49.7 million), commercial rental performance, and accelerated depreciation ($9.6 million) on vehicles in operation that are expected to be made available for sale through June 2018. These impacts were partially offset by higher full service lease performance and lower overhead spending. Used vehicle sales results decreased due to lower pricing and increased used vehicle inventory valuation reserves. Lower pricing, in part, reflects increased wholesaling to bring used vehicle inventory levels closer to the Company's target range. The valuation and depreciation adjustments reflect current and anticipated market pricing, better positioning the fleet for sale. Commercial rental performance declined reflecting lower demand. Global rental power fleet utilization was 77.3% for the fourth quarter, down 30 basis points. Utilization comparisons were greatly improved from the first half of the year, reflecting fleet right-sizing actions that resulted in a 13% smaller average global rental fleet consistent with the drop in rental demand. Full service lease results benefited from fleet growth. FMS earnings before tax as a percentage of FMS total

Exhibit 99.1

revenue and FMS operating revenue were 5.6% and 6.5%, respectively, down 510 and 590 basis points, driven primarily by lower used vehicle sales results.

Dedicated Transportation Solutions
In the Dedicated Transportation Solutions (DTS) business segment, fourth quarter 2016 total revenue was up 11% to $257 million and operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation), was up 3% to $193.1 million, compared with the year-earlier period. DTS total revenue growth reflected increased purchased transportation passed through to customers and higher operating revenue. DTS operating revenue grew as a result of increased volumes, as well as new business and higher pricing.

DTS earnings before tax of $15.3 million increased 38% in the fourth quarter of 2016 compared with $11.1 million in 2015, due to revenue growth, improved operating performance, and prior-year customer bankruptcy charges of $1.5 million. DTS earnings before tax as a percentage of DTS total revenue and DTS operating revenue were 6.0% and 7.9%, respectively, up 120 and 200 basis points.

Supply Chain Solutions
In the Supply Chain Solutions (SCS) business segment, fourth quarter 2016 total revenue was up 10% (or 12% excluding foreign exchange) to $430 million and operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was up 9% (or 11% excluding foreign exchange) to $352.7 million, compared with the year-earlier period. SCS total revenue and operating revenue grew as a result of new business and increased volumes.

SCS earnings before tax of $26.4 million increased 11% in the fourth quarter of 2016 compared with $23.8 million in 2015. SCS fourth quarter 2016 earnings results reflect the impact of operating revenue growth. SCS earnings before tax as a percentage of SCS total revenue and SCS operating revenue were 6.1% and 7.5%, respectively, unchanged and up 10 basis points from the prior period.
Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the fourth quarter of 2016, unallocated CSS costs were $11 million, compared with $16 million reported in the year-earlier period. Unallocated CSS

Exhibit 99.1

costs decreased due to a $2.8 million prior-year charge related to settlement of a customer-extended insurance claim and lower compensation-related costs in 2016.

Items Excluded from Comparable Earnings
Comparable fourth quarter 2016 results excluded pre-tax restructuring and other charges of $5.1 million ($3.5 million after tax), or $0.06 per diluted share, related to workforce reductions of approximately 250 employees. The Company expects the workforce reduction and other cost savings initiatives to produce annual savings of $0.32 per diluted share beginning in early 2017.

Non-operating components of pension costs are excluded from both comparable earnings and segment earnings before tax in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $8.0 million ($4.7 million after tax) or $0.09 per diluted share in the fourth quarter of 2016, up from $4.8 million ($2.8 million after tax) or $0.05 per diluted share in the year-earlier period. This increase was largely due to lower asset returns.

Income Taxes
The Company’s effective income tax rate from continuing operations for the fourth quarter of 2016 was 28.8% of pre-tax earnings compared with 32.0% in the year-earlier period. The comparable effective income tax rate for the fourth quarter of 2016 was 30.1% of earnings before tax, compared with 32.1% in the year-earlier period. The fourth quarter 2016 effective income tax rate and comparable income tax rate decreased by 460 and 380 basis points, respectively, reflecting lower non-deductible items, as well as the excess tax benefits associated with share-based compensation awards. The fourth quarter of 2015 reflects a $2.0 million benefit arising from a favorable Canadian income tax settlement.

Capital Expenditures
Capital expenditures from continuing operations were $1.76 billion for 2016, compared with $2.70 billion in 2015. The decrease in capital expenditures primarily reflects lower planned investments in full service lease and commercial rental. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $1.34 billion in 2016, down from $2.27 billion in 2015. Proceeds, primarily from used vehicle sales, of $421 million decreased 1% from $427 million, due to lower vehicle pricing, partially offset by increased volumes.

Exhibit 99.1

Cash Flow
Operating cash flow from continuing operations in 2016 was $1.60 billion, up from $1.44 billion in 2015. Total cash generated from continuing operations (including proceeds from used vehicle sales) in 2016 was $2.10 billion, up $159 million from 2015. Free cash flow from continuing operations in 2016 was positive $194 million, compared with negative $728 million in 2015, reflecting decreased net capital expenditures.

Leverage
Total debt as of December 31, 2016 decreased by $111 million compared with year-end 2015. Debt to equity as of December 31, 2016 was 263% compared with 277% at year-end 2015. Total debt to equity was within Ryder’s long-term target range of 225% to 275%.
2017 Earnings Forecast

Commenting on the Company’s outlook, Mr. Sanchez said, “Based on an assumption of continued slow to moderate economic growth, we're forecasting flat to lower earnings per share due to expected challenges in the used vehicle sales environment. We now anticipate that the used vehicle downturn will continue through mid-2018. While future pricing will be determined by the market, our forecast assumes average used vehicle pricing will decline by double digits year-over-year. We have accelerated depreciation on vehicles in operation, which we expect to make available for sale through mid-2018, to reflect this lower outlook.

"Our contractual products across all three business segments are forecasted to continue growing, but at a slower pace than in 2016. We are forecasting lease fleet growth of 3,500 vehicles, as growth from new outsourcing activity more than offset the impact of reduced OEM production. This forecast represents our sixth consecutive year of organic lease fleet growth, as we continue to attract customers that are new to outsourcing.

"Having right-sized our commercial rental fleet earlier in 2016, we expect improved utilization and better rental results for 2017. In addition to earnings growth from our contractual products and improved rental performance, we also anticipate earnings to benefit from workforce reductions taken in late 2016 and other cost-savings actions.

"We are planning modestly higher capital expenditures this year due to increased investments to refresh our rental fleet. We expect to deliver operating cash flow of $1.7 billion and free cash flow of $250 million, up

Exhibit 99.1

by approximately $85 million and $60 million, respectively, from 2016. The free cash flow is anticipated to reduce our leverage to the middle of our target range, supporting our ability to continue share repurchases under our anti-dilutive program."

Ryder forecasts full-year 2017 GAAP earnings of $4.78 to $5.08 per diluted share, compared with $4.94 per diluted share in 2016. Ryder forecasts full-year 2017 comparable earnings from continuing operations of $5.10 to $5.40 per diluted share, compared with $5.42 per diluted share in 2016. Full-year earnings exclude non-operating pension costs of $0.32 per diluted share in 2017, and exclude non-operating pension, restructuring and other net charges of $0.48 in 2016. Total revenue for the full-year 2017 is forecast to be up 4% to approximately $7 billion. Operating revenue for the full-year 2017 is forecast to be up 3% to approximately $6 billion. Ryder is establishing a first quarter 2017 GAAP earnings forecast of $0.74 to $0.84 per diluted share, compared with $1.05 in the first quarter of 2016. The Company is also establishing a first quarter 2017 comparable earnings forecast of $0.82 to $0.92 per diluted share, compared with $1.12 in the first quarter of 2016. The first quarter presents the most challenging quarter for year-over-year comparisons. The first quarter reflects negative impacts in the used vehicle sales and commercial rental product lines, as well as accelerated depreciation on vehicles in operation, partially offset by earnings growth across Ryder's contractual products and cost savings initiatives. First quarter earnings comparisons exclude pension costs of $0.08 per diluted share in 2017.

Supplemental Company Information

Fourth Quarter Net Earnings

(dollars in millions, except EPS)	Earnings		Diluted EPS
	2016	2015	2016	2015
Earnings from continuing operations	$49.3	75.9	$0.92	1.42
Discontinued operations	(1.1)	0.3	(0.01)	0.01
Net earnings	$48.2	76.2	$0.91	1.43

Exhibit 99.1

Full-Year Operating Results

(in millions)	Twelve months ended December 31
	2016	2015	Change
Total revenue	$6,787	6,572	3%
Operating revenue (non-GAAP)	$5,791	5,561	4%

Earnings from continuing operations	$264.6	306.0	(14)%
Comparable earnings from continuing operations (non-GAAP)	$290.4	327.3	(11)%
Net earnings	$262.5	304.8	(14)%

Earnings per common share (EPS) - Diluted
Continuing operations	$4.94	5.73	(14)%
Comparable (non-GAAP)	$5.42	6.13	(12)%
Net earnings	$4.90	5.71	(14)%

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following three, inter-related business segments:

•
Fleet Management Solutions – Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to commercial rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best – so they can grow.

•
Dedicated Transportation Solutions – Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.

•
Supply Chain Solutions – Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.

Exhibit 99.1

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

###

Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding market trends, earnings performance, revenue in our business segments, fleet size, performance in our product lines, demand and pricing trends in commercial rental and used vehicle sales, return on capital spread, free cash flow, capital expenditures, anticipated resumption of our share repurchase program and the impact and adequacy of steps we have taken to address our cost structure, including workforce reductions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, lower than expected lease sales, decreases in commercial rental demand or poor acceptance of rental pricing, our ability to return out of service vehicles to the fleet, availability of rental vehicles to meet demand and availability of labor to maintain our fleet at normalized levels, worsening of market demand for used vehicles impacting current pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for on-demand maintenance, higher than expected maintenance costs from newer engine technology or due to lower than expected benefits from maintenance initiatives and a newer fleet, setbacks or uncertainty in the economic market, decreases in freight demand or volumes, poor operational execution particularly with start-ups and new product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, slower than expected economic recovery in the U.K., business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Exhibit 99.1

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules, including:

Comparable Earnings Measures, including comparable earnings from continuing operations, comparable earnings per share from continuing operations (as well as forecasts), comparable earnings before income tax and comparable tax rate. Additionally, our adjusted return on average capital (ROC) and adjusted return on capital spread (ROC spread) measures are calculated based on comparable earnings items.

Operating Revenue Measures, including operating revenue and operating revenue growth excluding foreign exchange for Ryder and its business segments, and segment EBT as a percentage of operating revenue.

Cash Flow Measures, including total cash generated and free cash flow.

Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Thursday, February 2, 2017, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

•
To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-877-419-6593 (outside U.S. dial 1-719-325-4754) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at https://pgi.webcasts.com/starthere.jsp?ei=1131261

•
To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-203-1112 (outside U.S. dial 1-719-457-0820), then use the replay Passcode: 8485992 and view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

06-17

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended December 31, 2016 and 2015
(In millions, except per share amounts)

	Three Months		Twelve Months
	2016	2015	2016	2015

Lease and rental revenues	$801.8	810.6	$3,171.0	3,121.6
Services revenue	806.4	746.4	3,152.3	2,912.1
Fuel services revenue	121.0	115.8	463.7	538.3
Total revenues	1,729.2	1,672.7	6,787.0	6,571.9

Cost of lease and rental	568.6	553.2	2,234.3	2,153.5
Cost of services	666.3	621.0	2,603.0	2,413.2
Cost of fuel services	117.0	111.8	448.3	519.8
Other operating expenses*	27.5	28.2	113.5	117.1
Selling, general and administrative expenses	210.2	219.9	842.7	844.5
Loss (gains) on used vehicles, net*	32.0	(17.7)	(1.0)	(99.9)
Interest expense	35.2	35.6	147.8	150.4
Miscellaneous income, net	(2.1)	(5.1)	(13.1)	(10.2)
Restructuring and other charges, net	5.1	14.2	5.1	14.2
	1,660.0	1,561.1	6,380.6	6,102.7

Earnings from continuing operations before income taxes	69.2	111.7	406.4	469.2
Provision for income taxes	19.9	35.8	141.7	163.2
Earnings from continuing operations	49.3	75.9	264.6	306.0
(Loss) earnings from discontinued operations, net of tax	(1.1)	0.3	(2.2)	(1.2)
Net earnings	$48.2	76.2	$262.5	304.8

Earnings (loss) per common share - Diluted
Continuing operations	$0.92	1.42	$4.94	5.73
Discontinued operations	(0.01)	0.01	(0.04)	(0.02)
Net earnings	$0.91	1.43	$4.90	5.71

Earnings per share information - Diluted
Earnings from continuing operations	$49.3	75.9	$264.6	306.0
Less: Distributed and undistributed earnings allocated to unvested stock	(0.2)	(0.2)	(0.8)	(0.9)
Earnings from continuing operations available to common stockholders	$49.1	75.7	$263.8	305.1

Weighted-average shares outstanding - Diluted	53.4	53.3	53.4	53.3

EPS from continuing operations	$0.92	1.42	$4.94	5.73
Non-operating pension costs	0.09	0.05	0.33	0.21
Restructuring and other charges, net	0.06	0.19	0.06	0.19
Professional fees	—	—	—	0.04
Tax law changes	—	—	—	(0.04)
Pension-related adjustments	—	—	0.09	(0.01)
Comparable EPS from continuing operations **	$1.07	1.66	$5.42	6.13

* Losses from fair value adjustments on our used vehicles were reclassified from "Other operating expenses" to "Loss (gains) on used vehicles, net" for the periods presented.
** Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	December 31, 2016	December 31, 2015

Assets:
Cash and cash equivalents	$58.8	60.9
Other current assets	1,042.8	1,037.4
Revenue earning equipment, net	8,147.7	8,184.7
Operating property and equipment, net	745.9	715.0
Other assets	907.3	954.6
	$10,902.5	10,952.6

Liabilities and shareholders' equity:
Current liabilities	$952.7	1,045.7
Total debt	5,391.3	5,502.6
Other non-current liabilities (including deferred income taxes)	2,506.2	2,417.1
Shareholders' equity	2,052.3	1,987.1
	$10,902.5	10,952.6

SELECTED KEY RATIOS AND METRICS

	December 31, 2016	December 31, 2015

Debt to equity	263%	277%
Effective interest rate (average cost of debt)	2.7%	2.9%

	Twelve months ended December 31,
	2016	2015

Cash provided by operating activities from continuing operations	$1,601.1	1,441.8
Free cash flow *	193.7	(727.7)
Capital expenditures paid	1,905.2	2,668.0

Capital expenditures (accrual basis)	$1,762.9	2,696.1
Less: Proceeds from sales (primarily revenue earning equipment)	(421.3)	(427.5)
Net capital expenditures	$1,341.6	2,268.6

	Twelve months ended December 31,
	2016	2015

Return on average shareholders' equity	12.8%	16.1%
Return on average assets	2.4%	2.9%
Adjusted return on capital *	4.8%	5.8%
Weighted average cost of capital	4.3%	4.4%
Return on capital spread **	0.5%	1.4%

* Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended December 31, 2016 and 2015
(Dollars in millions)

	Three Months			Twelve Months
	2016	2015	B(W)	2016	2015	B(W)

Total Revenue:
Fleet Management Solutions:
Full service lease	$655.2	624.6	5%	$2,573.6	2,406.7	7%
Contract maintenance	48.4	48.9	(1)%	199.9	192.5	4%
Contractual revenue	703.7	673.5	4%	2,773.6	2,599.2	7%
Commercial rental	210.3	245.3	(14)%	846.3	940.0	(10)%
Contract-related maintenance	59.9	59.6	1%	249.8	229.2	9%
Other	18.4	21.0	(12)%	78.0	77.6	1%
Fuel services revenue	159.5	152.2	5%	608.5	699.6	(13)%
Total Fleet Management Solutions	1,151.7	1,151.6	—%	4,556.2	4,545.7	—%
Dedicated Transportation Solutions	256.9	232.4	11%	1,020.9	895.5	14%
Supply Chain Solutions	430.2	392.5	10%	1,637.9	1,547.8	6%
Eliminations	(109.6)	(103.8)	(6)%	(428.0)	(417.1)	(3)%
Total revenue	$1,729.2	1,672.7	3%	$6,787.0	6,571.9	3%

Operating Revenue: *
Fleet Management Solutions	$992.3	999.4	(1)%	$3,947.7	3,846.0	3%
Dedicated Transportation Solutions	193.1	187.6	3%	774.3	714.5	8%
Supply Chain Solutions	352.7	322.1	9%	1,352.1	1,256.3	8%
Eliminations	(71.2)	(67.3)	(6)%	(283.2)	(255.7)	(11)%
Operating revenue	$1,466.9	1,441.7	2%	$5,790.9	5,561.1	4%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$64.4	123.5	(48)%	$370.8	462.1	(20)%
Dedicated Transportation Solutions	15.3	11.1	38%	63.6	45.8	39%
Supply Chain Solutions	26.4	23.8	11%	105.6	93.8	13%
Eliminations	(13.0)	(12.1)	(8)%	(50.1)	(47.2)	(6)%
	93.1	146.3	(36)%	489.8	554.5	(12)%
Unallocated Central Support Services	(10.8)	(15.6)	31%	(40.9)	(48.5)	16%
Non-operating pension costs	(8.0)	(4.8)	(66)%	(29.7)	(19.2)	(55)%
Restructuring and other, net	(5.1)	(14.2)	NM	(12.7)	(17.6)	NM
Earnings from continuing operations before income taxes	69.2	111.7	(38)%	406.4	469.2	(13)%
Provision for income taxes	19.9	35.8	44%	141.7	163.2	13%
Earnings from continuing operations	$49.3	75.9	(35)%	$264.6	306.0	(14)%

* Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended December 31, 2016 and 2015
(Dollars in millions)

	Three Months			Twelve Months
	2016	2015	B(W)	2016	2015	B(W)

Fleet Management Solutions

FMS total revenue	$1,151.7	1,151.6	—%	$4,556.2	4,545.7	—%
Fuel services revenue(a)	(159.5)	(152.2)	5%	(608.5)	(699.6)	(13)%
FMS operating revenue *	$992.3	999.4	(1)%	$3,947.7	3,846.0	3%

Segment earnings before income taxes	$64.4	123.5	(48)%	$370.8	462.1	(20)%

FMS earnings before income taxes as % of FMS total revenue	5.6%	10.7%		8.1%	10.2%

FMS earnings before income taxes as % of FMS operating revenue *	6.5%	12.4%		9.4%	12.0%

Dedicated Transportation Solutions

DTS total revenue	$256.9	232.4	11%	$1,020.9	895.5	14%
Subcontracted transportation	(36.6)	(18.4)	99%	(143.5)	(61.2)	134%
Fuel (a)	(27.2)	(26.5)	3%	(103.1)	(119.9)	(14)%
DTS operating revenue *	$193.1	187.6	3%	$774.3	714.5	8%

Segment earnings before income taxes	$15.3	11.1	38%	$63.6	45.8	39%

DTS earnings before income taxes as % of DTS total revenue	6.0%	4.8%		6.2%	5.1%

DTS earnings before income taxes as % of DTS operating revenue *	7.9%	5.9%		8.2%	6.4%

Supply Chain Solutions

SCS total revenue	$430.2	392.5	10%	$1,637.9	1,547.8	6%
Subcontracted transportation	(61.3)	(54.9)	12%	(224.1)	(226.9)	(1)%
Fuel (a)	(16.2)	(15.5)	5%	(61.7)	(64.6)	(4)%
SCS operating revenue *	$352.7	322.1	9%	$1,352.1	1,256.3	8%

Segment earnings before income taxes	$26.4	23.8	11%	$105.6	93.8	13%

SCS earnings before income taxes as % of SCS total revenue	6.1%	6.1%		6.4%	6.1%

SCS earnings before income taxes as % of SCS operating revenue *	7.5%	7.4%		7.8%	7.5%

* Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, DTS and SCS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to DTS and SCS.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended December 31,		Twelve months ended December 31,		2016/2015
	2016	2015	2016	2015	Three Months	Twelve Months

Full service lease
Average fleet count	136,500	131,100	134,400	128,800	4%	4%
End of period fleet count	136,500	131,800	136,500	131,800	4%	4%
Miles/unit per day change - % (a)	1.4%	1.3%	2.2%	0.1%

Commercial rental
Average fleet count	37,800	43,200	39,200	42,400	(13)%	(8)%
End of period fleet count	37,800	42,100	37,800	42,100	(10)%	(10)%
Rental utilization - power units	77.3%	77.6%	74.7%	76.5%	(30) bps	(180) bps
Rental rate change - % (b)	2.8%	2.6%	0.5%	3.3%

Customer vehicles under
contract maintenance
Average fleet count	49,200	45,500	49,200	43,300	8%	14%
End of period fleet count	49,000	46,700	49,000	46,700	5%	5%

Customer vehicles under
on-demand maintenance (c)
Fleet serviced during the period	7,900	7,200	21,000	20,000	10%	5%

DTS
Average fleet count (d)	8,100	7,900	8,200	7,700	3%	6%
End of period fleet count(d)	8,200	7,900	8,200	7,900	4%	4%

SCS
Average fleet count (d)	7,400	6,500	7,200	6,300	14%	14%
End of period fleet count(d)	7,600	6,900	7,600	6,900	10%	10%

Used vehicle sales (UVS)
Average UVS inventory	7,500	6,900	8,400	6,100	9%	38%
End of period fleet count	7,500	8,000	7,500	8,000	(6)%	(6)%
Used vehicles sold	4,500	4,500	18,300	17,900	—%	2%
UVS pricing change - % (e)
Tractors	(17)%	(5)%	(14)%	6%
Trucks	(14)%	5%	(3)%	9%
Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for full service lease, commercial rental and contract maintenance.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.
Specifically, the following non-GAAP financial measures are included in this presentation:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
DTS Operating Revenue	DTS Total Revenue
SCS Operating Revenue	SCS Total Revenue
Operating Revenue Growth Excluding Foreign Exchange	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
Comparable Earnings Measures:
Comparable Earnings Before Income Tax and Comparable Tax Rate	Earnings Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS and Comparable EPS Forecast	EPS from Continuing Operations EPS Forecast from Continuing Operations	Consolidated Condensed Statements of Earnings - Unaudited Appendix - Non-GAAP Financial Measure Reconciliations (Forecast)
Adjusted Return on Average Capital (ROC) and Adjusted ROC Spread
Not Applicable. However, non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is provided.
Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities	Appendix - Non-GAAP Financial Measure Reconciliations

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015

Total revenue	$1,729.2	1,672.7	$6,787.0	6,571.9
Fuel	(164.3)	(157.7)	(628.5)	(722.7)
Subcontracted transportation	(97.9)	(73.3)	(367.6)	(288.1)
Operating revenue *	$1,466.9	1,441.7	$5,790.9	5,561.1

OPERATING REVENUE GROWTH EXCLUDING FOREIGN EXCHANGE RECONCILIATION
	Fourth Quarter			Year-to-Date
	2016 vs 2015 Growth	Fx Impact (a)	Growth excl Fx*	2016 vs 2015 Growth	Fx Impact (a)	Growth excl Fx*

RSI Total Revenue	3%	(2)%	5%	3%	(1)%	4%
RSI Operating Revenue*	2%	(1)%	3%	4%	(1)%	5%
FMS Total Revenue	—%	(2)%	2%	—%	(1)%	1%
FMS Operating Revenue*	(1)%	(2)%	1%	3%	(1)%	4%
SCS Total Revenue	10%	(2)%	12%	6%	(2)%	8%
SCS Operating Revenue*	9%	(2)%	11%	8%	(1)%	9%
Full Service Lease Revenue	5%	(1)%	6%	7%	(1)%	8%
Commercial Rental Revenue	(14)%	1%	(13)%	(10)%	1%	(9)%

TOTAL CASH GENERATED/FREE CASH FLOW RECONCILIATION	Twelve months ended December 31,
	2016	2015

Net cash provided by operating activities from continuing operations	$1,601.1	1,441.8
Proceeds from sales (primarily revenue earning equipment) (b)	421.3	427.5
Collections on direct finance leases and other items (b)	76.5	71.0
Total cash generated *	2,098.8	1,940.3
Purchases of property and revenue earning equipment (b)	(1,905.2)	(2,668.0)
Free cash flow **	$193.7	(727.7)

Memo:
Net cash (used in) provided by financing activities	(185.9)	731.5
Net cash used in investing activities	(1,405.8)	(2,161.4)

Notes:

(a)
FX impact was calculated by dividing the results for the current and prior year periods by the exchange rates in effect on
December 31, 2015, which was the last day of the prior year period, rather than the actual exchange rates in effect as of
December 31, 2016.

(b)	Included in cash flows from investing activities.

** Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

ADJUSTED RETURN ON CAPITAL RECONCILIATION	Twelve months ended December 31,
	2016	2015

Net earnings (12-month rolling period)	$262.5	304.8
+ Restructuring and other items	12.6	17.6
+ Income taxes	141.6	163.6
Adjusted earnings before income taxes	416.7	486.0
+ Adjusted interest expense (a)	148.0	150.6
- Adjusted income taxes (b)	(198.2)	(224.0)
= Adjusted net earnings for ROC (numerator) [A]	$366.5	412.6

Average total debt	$5,549.5	5,177.0
Average off-balance sheet debt	1.5	1.5
Average shareholders' equity	2,052.4	1,894.9
Adjustment to equity (c)	1.7	10.8
Adjusted average total capital (denominator) [B]	$7,605.0	7,084.2

Adjusted ROC * [A]/[B]	4.8%	5.8%

Notes:

(a)	Represents reported interest expense plus imputed interest on off-balance sheet obligations.
(b)	Represents provision for income taxes plus income taxes on restructuring and other items and adjusted interest expense.
(c)	Represents the impact to equity of items to arrive at comparable earnings.

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is set forth in this table.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

COMPARABLE EARNINGS/EARNINGS BEFORE INCOME TAX/TAX RATE RECONCILIATION

		2016
	Consolidated Statements of Earnings Line Item	Three Months	Twelve Months

Earnings from continuing operations before income taxes		$69.2	406.4
Non-operating pension costs	SG&A	8.0	29.7
Pension-related adjustments	SG&A	—	7.7
Restructuring and other charges (recoveries), net	SG&A	5.1	5.1
Comparable earnings from continuing operations before income taxes*		82.3	448.8

Provision for income taxes		(19.9)	(141.7)
Income tax effects of non-GAAP adjustments**		(4.9)	(16.7)
Comparable provision for income taxes**		(24.8)	(158.5)

Earnings from continuing operations		49.3	264.6
Non-operating pension costs	SG&A	4.7	17.4
Pension-related adjustments	SG&A	—	4.8
Restructuring and other charges (recoveries), net	SG&A	3.5	3.5
Comparable earnings from continuing operations*		$57.5	290.4

Tax rate on continuing operations		28.8%	34.9%
Income tax effects of non-GAAP adjustments**		1.3%	0.4%
Comparable tax rate on continuing operations**		30.1%	35.3%

* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

		2015
	Consolidated Statements of Earnings Line Item	Three Months	Twelve Months

Earnings from continuing operations before income taxes		$111.7	469.2
Non-operating pension costs	SG&A	4.8	19.2
Pension-related adjustments	SG&A	—	(0.5)
Restructuring and other charges (recoveries), net	SG&A	14.2	14.2
Professional fees	SG&A	—	3.8
Comparable earnings from continuing operations before income taxes*		130.8	506.0

Provision for income taxes		(35.8)	(163.2)
Income tax effects of non-GAAP adjustments**		(6.2)	(13.3)
Tax law change	Provision for income taxes	—	(2.1)
Comparable provision for income taxes**		(41.9)	(178.6)

Earnings from continuing operations		75.9	306.0
Non-operating pension costs	SG&A	2.8	11.0
Pension-related adjustments	SG&A	—	(0.3)
Restructuring and other charges (recoveries), net	SG&A	10.4	10.4
Acquisition related adjustment	SG&A	(0.3)	—
Professional fees	SG&A	—	2.4
Tax law change	Provision for income taxes	—	(2.1)
Comparable earnings from continuing operations*		$88.8	327.3

Tax rate on continuing operations		32.0%	34.8%
Income tax effects of non-GAAP adjustments**		0.1%	0.5%
Comparable tax rate on continuing operations**		32.1%	35.3%

* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

Comparable earnings per share from continuing operations forecast:*	First Quarter 2017	Full Year 2017
EPS from continuing operations	$0.74 to $0.84	$4.78 to $5.08
Non-operating pension costs	$0.08	$0.32
Comparable EPS from continuing operations forecast*	$0.82 to $0.92	$5.10 to $5.40

Note: Amounts may not be additive due to rounding.

TOTAL CASH GENERATED/FREE CASH FLOW FORECAST RECONCILATION

2017 Forecast
Net Cash Provided by Operating Activities from Continuing Operations	$1,700
Proceeds from sales (primarily revenue earning equipment) (1)	390
Collections of direct finance leases and other (1)	80
Total cash generated*	2,170

Capital expenditures (1)	(1,920)
Free cash flow **	$250

Memo:
Net cash used in financing activities	$250
Net cash used in investing activities	$1,450

(1)	Included in cash flows from investing activities.

* *Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.